Exhibit 3

OPERATING AGREEMENT

OF

SIOUXLAND RENEWABLE HOLDINGS, LLC

THE TRANSFERABILITY OF THE UNITS IN SIOUXLAND RENEWABLE HOLDINGS, LLC REPRESENTED HEREBY IS RESTRICTED.  SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED, NOR WILL ANY PURCHASER, ASSIGNEE, PLEDGEE OR TRANSFEREE BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSE, UNLESS AND TO THE EXTENT SUCH SALE, ASSIGNMENT, PLEDGE OR TRANSFER IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, THE TERMS AND CONDITIONS SET FORTH IN THIS OPERATING AGREEMENT OF SIOUXLAND RENEWABLE HOLDINGS, LLC.

DATED OCTOBER 8, 2019

SIOUXLAND RENEWABLE HOLDINGS, LLC

OPERATING AGREEMENT

5.5	Authority of Board of Directors	16
5.6	Director as Agent	18
5.7	Restrictions on Authority of Directors	18
5.8	Director Meetings and Notice	18
5.9	Action Without a Meeting	19
5.10	Quorum; Manner of Acting	19
5.11	Voting; Potential Financial Interest	19
5.12	Duties and Obligations of Directors	19
5.13	Chairman and Vice Chairman	19
5.14	President and Chief Executive Officer	20
5.15	Chief Financial Officer	20
5.16	Secretary; Assistant Secretary	20
5.17	Vice President	20
5.18	Delegation	21
5.19	Execution of Instruments	21
5.20	Limitation of Liability; Indemnification of Directors	21
5.21	Compensation and Expenses of Directors and Officers	21
5.22	Loans	22

SECTION 6.	MEMBERS	22

6.1	Members	22
6.2	Rights or Powers	22
6.3	Voting Rights of Members	23
6.4	Member Meetings	23
6.5	Conduct of Meetings	23
6.6	Notice of Meetings; Waiver	23
6.7	Quorum and Proxies	23
6.8	Voting; Action by Members	23
6.9	Record Date	23
6.10	Termination of Membership	24
6.11	Continuation of the Company	24
6.12	No Obligation to Purchase Membership Interest	24
6.13	Waiver of Dissenters Rights	24

SECTION 7.	ACCOUNTING, BOOKS AND RECORDS	24

7.1	Accounting, Books and Records	24
7.2	Delivery to Members and Inspection	25
7.3	Annual Financial Statements	25
7.4	Tax Matters	25

SECTION 8.	AMENDMENTS	27

8.1	Amendments	27

SECTION 9.	TRANSFERS OF UNITS	27

9.1	Transfers of Units	27
9.2	Permitted Transfers	29
9.3	Prohibited Transfers	29

ii

9.4	No Dissolution or Termination	29
9.5	Distributions and Allocations in Respect of Transferred Units	29

SECTION 10.	DISSOLUTION AND WINDING UP	30

10.1	Dissolution	30
10.2	Winding Up	30
10.3	Compliance with Certain Requirements of Regulations; Deficit Capital Accounts	30
10.4	Deemed Distribution and Recontribution	30
10.5	Rights of Unit Holders	31
10.6	Allocations During Period of Liquidation	31
10.7	Character of Liquidating Distributions	31
10.8	The Liquidator	31
10.9	Forms of Liquidating Distributions	31

SECTION 11.	MISCELLANEOUS	31

11.1	Notices	31
11.2	Binding Effect	32
11.3	Construction	32
11.4	Headings	32
11.5	Severability	32
11.6	Incorporation By Reference	32
11.7	Variation of Terms	32
11.8	Governing Law	32
11.9	Waiver of Jury Trial	32
11.10	Counterpart Execution; Electronic Delivery	33
11.11	Specific Performance	33

iii

OPERATING AGREEMENT
OF
SIOUXLAND RENEWABLE HOLDINGS, LLC

THIS OPERATING AGREEMENT (this “Agreement”) of SIOUXLAND RENEWABLE HOLDINGS, LLC, a Nebraska limited liability company (the “Company”), has been entered into, and shall be effective as of, October 8, 2019, by and between the Company and Siouxland Ethanol, LLC, a Nebraska limited liability company (“Siouxland Ethanol”), in its capacity as the initial member of the Company, and which will be subsequently entered into by each additional Person admitted as a member of the Company from time to time after the date hereof in accordance with the terms hereof.  (Siouxland Ethanol and each such other Person are sometimes referred to herein, individually, as a “Member,” and, collectively, as the “Members”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 1.9 hereof.

SECTION 1.  THE COMPANY

1.1                               Formation.  The Company was formed as a Nebraska limited liability company by filing a Certificate of Organization with the Nebraska Secretary of State on October 8, 2019 pursuant to the provisions of the Act (the “Certificate”).  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2                               Name.  The name of the Company shall be “Siouxland Renewable Holdings, LLC” and all business of the Company shall be conducted in such name.

1.3                               Purpose; Powers.  The nature of the business and purpose of the Company is to engage in the business of ethanol and co-product production and distribution either within or outside of the State of Nebraska, and/or to acquire, hold, and sell equity positions in one or more private operating companies that are engaged in the business of ethanol and co-product production and distribution either within or outside of the State of Nebraska.  The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Company as set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Directors pursuant to Section 5 hereof.

1.4                               Principal Place of Business.  The Company shall continuously maintain an office in Nebraska.  The principal office of the Company shall be at 1501 Knox Boulevard, Jackson, Nebraska 68743, or elsewhere in the State of Nebraska as the Board of Directors may determine.  Any documents required by the Act to be kept by the Company shall be maintained at the Company’s principal office.

1.5                               Term.  The Company shall have an indefinite term that shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Section 10 hereof.

1.6                               Title to Property.  All Property owned by the Company shall be owned by the Company as an entity and the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.  No Member shall have any ownership interest in any Company Property in his, her or its individual name.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.7                               Nature of Members’ Interests in the Company.  Each Member’s interest in the Company, and the Units issued by the Company to such Member representing such interest, shall be personal property for all purposes.

1.8                               Independent Activities; Transactions With Affiliates.  Each Director shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company and shall be free to serve any other Person or enterprise in any capacity that the Director may deem appropriate in such Director’s discretion.  Neither this Agreement nor any activity undertaken pursuant hereto shall (a) prevent any Member or Director or its Affiliates, acting on its own behalf, from engaging in whatever activities he, she or it chooses (including, specifically, being a member, officer, director or employee of Siouxland Ethanol), whether the same are competitive with the Company or its Affiliates or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member; or (b) require any Member or Director to permit the Company or Director or Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.  To the extent permitted by applicable law and subject to the provisions of this Agreement, the Board of Directors is hereby authorized to cause the Company to purchase Property from, sell Property to or otherwise deal with any Member (including any Member who is also a Director) or any Affiliate of any Member, acting on its, his or her own behalf, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party.

1.9                               Definitions.  Capitalized words and phrases used in this Agreement have the following meanings:

(a)                                 “Accredited Investor” has the meaning given to that term in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended from time to time.

(b)                                 “Act” means the Nebraska Uniform Limited Liability Company Act (Neb. Rev. Stat. §§ 21-101 et seq.), as it may be amended from time to time (or any corresponding provision or provisions of any succeeding law).

(c)                                  “Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentence in Sections 1.704-2(g)(1) and

1.704-2(i)(5) of the Regulations, and (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.  The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)                                 “Affiliate” means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any officer, director, general partner, member or trustee of such Person; or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, members, or persons exercising similar authority with respect to such Person.

(e)                                  “Agreement” means this Operating Agreement of the Company, as it may be amended or restated from time to time.

(f)                                   “Capital Account” means the separate capital account maintained for each Unit Holder in accordance with Section 2.3.

(g)                                  “Capital Contributions” means, with respect to any Member, the amount of money (US Dollars) and the initial Gross Asset Value of any assets or property (other than money) contributed by such Member (or such Member’s predecessor in interest) to the Company (net of liabilities secured by such contributed property that the Company is considered to assume, or take subject to, under Code Section 752) with respect to the Units in the Company held or purchased by such Member, including additional Capital Contributions.

(h)                                 “Certificate” means the Certificate of Organization of the Company filed with the Nebraska Secretary of State, as same may be amended or restated from time to time.

(i)                                     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(j)                                    “Company” means Siouxland Renewable Holdings, LLC, a Nebraska limited liability company.

(k)                                 “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(l)                                     “Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby; (iv) any obligation under any interest rate swap agreement; (v) accounts payable; and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

(m)                             “Deferral Event” shall have the meaning set forth in Section 9.1(g) hereof.

(n)                                 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

(o)                                 “Director” means any Person who (i) is referred to as such in Section 5 of this Agreement or has become a Director pursuant to the terms of this Agreement, and (ii) has not ceased to be a Director pursuant to the terms of this Agreement.  For purposes of the Act, the Directors shall be deemed to be the “managers” (as such term is defined and used in the Act) of the Company.

(p)                                 “Dissolution Event” shall have the meaning set forth in Section 10.1 hereof.

(q)                                 “Facilities” shall mean the ethanol production and co-product production facilities in Nebraska or such other location as may be determined by the Board of Directors to be acquired, owned and operated by the Company pursuant to the Company’s business plan.

(r)                                    “Fiscal Year” means (i) any twelve-month period commencing on October 1 and ending on September 30 and (ii) the period commencing on the immediately preceding October 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Section 10 hereof, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.

(s)                                   “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

(t)                                    “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Directors provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 hereof shall be as set forth in such section; (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Directors as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board of Directors reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Directors; and (iv) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).  If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

(u)                                 “Issuance Items” has the meaning set forth in Section 3.3(h) hereof.

(v)                                 “Liquidation Period” has the meaning set forth in Section 10.6 hereof.

(w)                               “Liquidator” has the meaning set forth in Section 10.8 hereof.

(x)                                 “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

(y)                                 “Member” means any Person who has become a Member of the Company pursuant to the terms of this Agreement and is shown as the Record Holder of one or more Units on the Membership Register.

(z)                                  “Membership Economic Interest” means, collectively, a Member’s share of “Profits” and “Losses,” the right to receive distributions of the Company’s assets, and the right to information concerning the business and affairs of the Company provided by the Act.  The Membership Economic Interest of a Member is quantified by the unit of measurement referred to herein as “Units.”

(aa)                          “Membership Interest” means, collectively, the Membership Economic Interest and Membership Voting Interest.

(bb)                          “Membership Register” means the membership register maintained by the Company pursuant to Section 6.1(a) hereof.

(cc)                            “Membership Voting Interest” means a Member’s right to vote as set forth in this Agreement or required by the Act.  The Membership Voting Interest of a Member shall mean as to any matter to which the Member is entitled to vote hereunder or as may be required under the Act, the right to one (1) vote for each Unit registered in the name of such Member as shown in the Membership Register.

(dd)                          “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, Debt payments, capital improvements, replacements, redemptions of Units under Section 4.3 hereof, and contingencies, all as reasonably determined by the Board of Directors.  “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

(ee)                            “Nominating Member” has the meaning set forth in Section 5.3(b) hereof.

(ff)                              “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

(gg)                            “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(hh)                          “Officer” or “Officers” has the meaning set forth in Section 5.18 hereof.

(ii)                                  “Partnership Representative” has the meaning set forth in Section 7.4(c) hereof.

(jj)                                “Partnership Tax Audit Rules” means Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

(kk)                          “Permitted Transfer” has the meaning set forth in Section 9.2 hereof.

(ll)                                  “Person” means any individual, partnership (whether general or limited), joint venture, limited liability company, corporation, trust, estate, association, nominee or other entity.

(mm)                  “President” shall have the meaning set forth in Section 5.14 hereof.

(nn)                          “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(b) or treated as Code Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss; (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; (vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and, notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 and Section 3.4 hereof shall not be taken into account in computing Profits or Losses.  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and Section 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(oo)                          “Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

(pp)                          “Record Holder” means a Person who is the holder of record of a Unit determined in accordance with the provisions of Rule 12g5-1 under the Securities Exchange Act of 1934, as amended.

(qq)                          “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

(rr)                                “Regulatory Allocations” has the meaning set forth in Section 3.4 hereof.

(ss)                              “Related Party” means the adopted or birth relatives of any Person and such Person’s spouse (whether by marriage or common law), if any, including, without limitation, great-grandparents, grandparents, parents, children (including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such Person’s (and such Person’s spouse’s) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing, each trust created for the exclusive benefit of one or more of the foregoing, and the successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing.

(tt)                                “Siouxland Ethanol” means Siouxland Ethanol, LLC, a Nebraska limited liability company that is the initial Member of the Company.

(uu)                          “Subscription Agreement” means an agreement evidencing a Member’s subscription for Units and the Capital Contribution that such Member has made in connection with the initial issuance of Units to such Member.

(vv)                          “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, give, sell, exchange, assign, pledge, bequest or hypothecate or otherwise dispose of.

(ww)                      “Unit” means a unit of limited liability company interest of a Member in the Company, including any and all benefits to which such Member may be entitled as provided under the Act and in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.  The Member Economic Interest and Membership Voting Interest shall be the same for each Unit; provided, however, the Capital Contributions payable with respect to Units may differ as determined by the Board of Directors.  Units will not be certificated.

(xx)                          “Unit Holder” means the owner of one or more Units, whether or not admitted as a Member.

(yy)                          “Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

(zz)                            “Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(aaa)                   “Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

SECTION 2.  CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

2.1                               Capital Contributions.  Upon a Member’s admission to the Company as a Member (other than as a result of the Transfer of outstanding Units to such Member), such Member shall make a Capital Contribution to the Company in cash for each Unit issued to such Member in accordance with the terms of such Member’s Subscription Agreement.  No Unit Holder shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than any unpaid amounts on such Unit Holder’s original Capital Contributions made pursuant to this Section 2.1, and no Units shall be subject to any calls, requests or demands for capital.

2.2                               Additional Units.  Additional Units may be issued in consideration of Capital Contributions at any time and from time to time, and on such terms and conditions, as the Board of Directors shall determine; provided, however, the Board of Directors will not issue Units to any Person if, as a result thereof, (a) the total number of Unit Holders would exceed 1,999 or (b) the total number of Units Holders who are not Accredited Investors would exceed 499.  Unless already a Member, each Person to whom additional Units are issued shall be admitted as a Member in accordance with this Agreement and shall become a party to this Agreement.

2.3                               Capital Accounts.  A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:

(a)                                 To each Unit Holder’s Capital Account there shall be credited (i) such Unit Holder’s Capital Contributions; (ii) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 and Section 3.4; and (iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder;

(b)                                 To each Unit Holder’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement; (ii) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 and 3.4 hereof; and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

(c)                                  In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d)                                 In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 10 hereof upon the dissolution of the Company.  The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

SECTION 3.  ALLOCATIONS

3.1                               Profits.  After giving effect to the special allocations in Section 3.3 and Section 3.4 hereof, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.

3.2                               Losses.  After giving effect to the special allocations in Section 3.3 and hereof, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.

3.3                               Special Allocations.  The following special allocations shall be made in the following order:

(a)                                 Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.  This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)                                 Unit Holder Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.  This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)                                  Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

(d)                                 Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in this Agreement.

(e)                                  Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to Units held.

(f)                                   Unit Holder Nonrecourse Deductions.  Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)                                  Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)                                 Allocations Relating to Taxable Issuance of Company Units.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

3.4                               Curative Allocations.  The allocations set forth in Sections 3.3(a), 3.3(b), (c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4.  Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h).

3.5                               Loss Limitation.  Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

3.6                               Other Allocation Rules.

(a)                                 For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder.

(b)                                 The Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

(c)                                  Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company profits shall be deemed to be as provided in the capital accounts.  To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Board of Directors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

(d)                                 Allocations of Profits and Losses to the Unit Holders shall be allocated among them in the ratio which each Unit Holder’s Units bears to the total number of Units issued and outstanding.

3.7                               Tax Allocations: Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 3.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

3.8                               Tax Credit Allocations.  All credits against income tax with respect to the Company’s property or operations shall be allocated among the Members in accordance with their respective membership interests in the Company for the Fiscal Year during which the expenditure, production, sale, or other event giving rise to the credit occurs.  This Section 3.8 is intended to comply with the applicable tax credit allocation principles of Section 1.704-1(b)(4)(ii) of the Regulations and shall be interpreted consistently therewith.

SECTION 4.  DISTRIBUTIONS

4.1                               Net Cash Flow.  The Board of Directors, in its discretion, shall make distributions of Net Cash Flow, if any, to the Members.  Except as otherwise provided in Section 10 hereof, Net Cash Flow, if any, shall be distributed to the Unit Holders in proportion to Units held subject to, and to the extent permitted by, any loan covenants or restrictions on such distributions agreed to by the Company in any loan, credit or any other Debt financing agreements with the Company’s lenders and creditors from time to time in effect.  In determining Net Cash Flow, the Board of Directors shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Unit Holders to make timely payment of income taxes.

4.2                               Amounts Withheld.  The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Unit Holders, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement.

4.3                               Redemptions.  No Unit Holder shall have the right to require the Company to repurchase or redeem such Unit Holder’s Units.  However, the Company may repurchase or redeem Units from Unit Holders, or any of them, in such amounts, for such prices, on such terms and at such times as determined by the Board of Directors in the exercise of its sole discretion; provided, however, that the Company shall not be authorized to repurchase or redeem Units from Members at any time after a Dissolution Event.

4.4                               Limitations on Distributions.  The Company shall make no distributions to the Unit Holders except as provided in this Section 4 and Section 10 hereof.  Notwithstanding any other provision, no distribution shall be made if it is not permitted to be made under § 21-134 of the Act.

SECTION 5.  MANAGEMENT

5.1                               Directors.  The Company is a “manager-managed” limited liability company for all purposes under the Act and, except as otherwise expressly provided in this Agreement, the Board of Directors shall have the exclusive right and authority to direct the business and affairs of the Company, and shall exercise all of the powers of the Company.  The Board of Directors shall adopt such policies, rules, regulations, and actions not inconsistent with law or this Agreement as it may deem advisable.  The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of a majority of the Membership Voting Interests.

5.2                               Number of Total Directors.  The total number of Directors of the Company shall be a minimum of seven (7) and a maximum of fifteen (15).  The initial number of directors shall be eleven (11).  The Board of Directors may increase or decrease the total number of Directors comprising the entire Board of Directors at any time within the foregoing range; provided, however, that no decrease in the number of Directors making up the entire Board of Directors shall result in the shortening of the term of any incumbent Director.

5.3                               Election of Directors.

(a)                                 Initial Directors.  As of the date hereof, Siouxland Ethanol, as the initial Member of the Company, has appointed the following individuals to serve as the Directors of the Company and designated them as Group I, Group II and Group III Directors for purposes of Section 5.3(b) below:

Group I Directors	Group II Directors	Group III Directors
Steven R. Ausdemore	Darrell J. Downs	Craig Ebberson
Mark Condon	Ronald Wetherell	John Meuret
Douglas E. Nelson	Vernon Henjes	Pam Miller
	Luke Moser	Shennen S.C. Saltzman

(b)                                 Election of Directors and Terms.  Directors are classified into three groups designated as Group I, Group II and Group III, with each such group being elected to serve for a staggered term of three (3) years.  As of the Effective Date, the current term of the Group I Directors expires in 2021, the current term of the Group II Directors expires in 2022, and the current term of the Group III Directors expires in 2023.  At each annual meeting of the Members, the group of Directors whose term expires as of the date of such annual meeting shall be elected by the Members for a term of three (3) years, and each such elected Director shall serve until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Director.  Directors shall be elected by a plurality vote of the Members, so that the nominees receiving the greatest number of votes relative to all other nominees are elected as Directors.  A Director may not be removed or disqualified from the Board of Directors other than for Cause (as hereinafter defined) as determined by the vote or consent of a majority of the other Directors then serving on the Board of Directors.  For purposes hereof, “Cause” shall mean (i) a breach of a fiduciary duty by such Director; or (ii) the conviction of such Director of, or plea of nolo contendere by such Director to, any felony or any crime of moral turpitude.

(c)                                  Nominations for Directors.  One or more nominees for the Director positions up for election shall be named by the then current Directors or by a nominating committee established by the Board of Directors.  Nominations for the election of Directors may also be made by any Member who holds, or Members who hold in the aggregate, at least ten percent (10%) of the then outstanding Units (each such Member making a nomination hereunder is referred to as a “Nominating Member”).  Any Nominating Member that intends to nominate one or more persons for election as Directors at a meeting may do so only if written notice of such Nominating Member’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting of the Company.  Each such notice to the Secretary shall set forth:

(i)                                     the name and address of record of the Nominating Member who intends to make the nomination;

(ii)                                  a representation that the Nominating Member is a Record Holder of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii)                               the name, age, business and residence addresses, and principal occupation or employment of each nominee;

(iv)                              a description of all arrangements or understandings between the  Nominating Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Nominating Member;

(v)                                 such other information regarding each nominee proposed by such Nominating Member that the Board may request for inclusion in the proxy statement so that the information available with respect to all nominees is reasonably equivalent; and

(vi)                              the consent of each nominee to serve as a Director of the Company if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company.  The presiding Officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.  The amendment or repeal of this Section or the adoption of any provision inconsistent therewith shall require the approval of a majority of the Membership Voting Interests.  Whenever a vacancy occurs other than from expiration of a term of office or removal from office, a majority of the remaining Directors shall appoint a new Director to fill the vacancy for the remainder of such term.

5.4                               Committees.  A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the Company to the extent consistent with this Agreement and the Act.  A committee shall consist of one or more persons appointed by affirmative vote of a majority of the Directors present.  A majority of the committee members shall be Directors but not every committee member is required to be a Director.  Committees may include a compensation committee and/or an audit committee, in each case consisting of one or more independent Directors or other independent persons.  Committees are subject to the direction and control of the Board of Directors, and vacancies in the membership thereof shall be filled by the Board of Directors.  A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of the Directors present.

5.5                               Authority of Board of Directors.  Subject to the limitations and restrictions set forth in this Agreement, the Board of Directors shall direct the management of the business and affairs of the Company and shall have all of the rights and powers which may be possessed by a “manager” under the Act including, without limitation, the right and power to do or perform the following and, to the extent permitted by the Act or this Agreement, the further right and power by resolution of the Board of Directors to delegate to the Officers or such other Person or Persons to do or perform the following:

(a)                                 Conduct the Company’s business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which the Company is organized;

(b)                                 Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(c)                                  Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d)                                 Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the business, or in connection with managing the affairs of the Company, including executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as Directors and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Board of Directors;

(e)                                  Cause the Company to issue any number of Units in exchange for Capital Contributions to the Company in such amounts as may be established from time to time by the Board of Directors, subject only to the limitation in Section 2.2 hereof;

(f)                                   Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets;

(g)                                  Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

(h)                                 Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

(i)                                     Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(j)                                    Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

(k)                                 Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Directors’ and Officers’ liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(l)                                     Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

(m)                             Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Directors or Officers in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

(n)                                 Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

(o)                                 Agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Membership Economic Interests and Units in consideration of such Capital Contribution; and

(p)                                 Indemnify a Member or Directors or Officers, or former Members or Directors or Officers, and to make any other indemnification that is authorized by this Agreement in accordance with, and to the fullest extent permitted by, the Act.

5.6                               Director as Agent.  Notwithstanding the power and authority of the Board of Directors to manage the business and affairs of the Company, no Director acting individually shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Board of Directors has authorized the Director to take such action.  The Board of Directors may also delegate authority to manage the business and affairs of the Company (including the execution of instruments on behalf of the Company) to such Person or Persons (including to any Officers) designated by the Board of Directors, and such Person or Persons (or Officers) shall have such titles and authority as determined by the Board of Directors.

5.7                               Restrictions on Authority of Directors.  The Board of Directors shall not have authority to take, or cause the Company to take, any of the following actions without the prior consent of the Members holding at least a majority of the Membership Voting Interests:

(a)                                 Merge or consolidate with or into any other entity;

(b)                                 Sell, exchange or otherwise dispose of at one time all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company;

(c)                                  Amend the Operating Agreement;

(d)                                 Engage in any business that is not consistent with the stated purposes of the Company set forth in Section 1.3 hereof or use Company Property, or assign rights in Company Property, for other than a Company purpose; or

(e)                                  Confess a judgment against the Company in an amount in excess of $5,000,000.

5.8                               Director Meetings and Notice.  Meetings of the Board of Directors shall be held at such times and places as shall from time to time be determined by the Board of Directors.  Meetings of the Board of Directors may also be called by the Chairman of the Company or by any two or more Directors.  If the date, time, and place of a meeting of the Board of Directors has been announced at a previous meeting, no notice shall be required.  In all other cases, five (5) days’ written notice of meetings, stating the date, time, and place thereof and any other information required by law or desired by the Person(s) calling such meeting, shall be given to each Director.  Any Director may waive notice of any meeting.  A waiver of notice by a Director is effective whether given before, at, or after the meeting, and whether given orally, in writing, or by attendance.  The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, unless such Director objects at the beginning of the meeting to the transaction of business on the grounds that the meeting is now lawfully called or convened and does not participate thereafter in the meeting.

5.9                               Action Without a Meeting.  Any action required or permitted to be taken by the Board of Directors may also be taken by a written action signed by not less than the minimum number of Directors authorized to vote on the matter that would be required to take such action at a duly constituted meeting of the Board of Directors at which all the Directors were present, provided that a copy of such written action shall be promptly given to all such Directors.  The

Directors may participate in any meeting of the Board of Directors by means of telephone conference or similar means of communication by which all persons participating in the meeting can simultaneously hear each other.

5.10                        Quorum; Manner of Acting.  Not less than fifty percent (50%) of the Directors authorized to vote on a matter as provided by this Agreement shall constitute a quorum for the transaction of business at any Board of Directors’ meeting.  Each Director shall have one (1) vote at meetings of the Board of Directors.  The Board of Directors shall take action by the vote of a majority of the number of Directors present at a meeting at which a quorum is present.

5.11                        Voting; Potential Financial Interest.  No Director shall be disqualified from voting on any matter to be determined or decided by the Board of Directors solely by reason of such Director’s (or his/her Affiliate’s) potential financial interest in the outcome of such vote, provided that the nature of such Director’s (or his/her Affiliate’s) potential financial interest was reasonably disclosed to the Board of Directors on behalf of the Company at the time of such vote.

5.12                        Duties and Obligations of Directors.  The Board of Directors shall cause the Company to conduct its business and operations separate and apart from that of any Director or any of its Affiliates.  The Board of Directors shall take all actions which may be necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Nebraska and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged, and (b) for the accomplishment of the Company’s purposes in accordance with the provisions of this Agreement and applicable laws and regulations.  Each Director shall have the duty to discharge the foregoing duties in good faith, in a manner the Director believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.  The Directors shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

5.13                        Chairman and Vice Chairman.  Unless provided otherwise by a resolution adopted by the Board of Directors, the Chairman shall preside at meetings of the Members and of the Board of Directors, shall see that all orders and resolutions of the Board of Directors are carried into effect, may maintain records of and certify proceedings of the Directors and Members, and shall perform such other duties as may from time to time be prescribed by the Board of Directors.  The Vice Chairman shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties as the Board of Directors or the Chairman may from time to time prescribe.  The Board of Directors may designate more than one Vice Chairmen, in which case the Vice Chairmen shall be designated by the Board of Directors so as to denote which is most senior in office.

5.14                        President and Chief Executive Officer.  Until provided otherwise by a resolution of the Board of Directors, the Chairman shall also act as the President and CEO of the Company (herein referred to as the “President”; the titles of President and CEO shall constitute a reference to one and the same office and Officer of the Company).  The Chairman may exercise the duties of the office of Chairman using any such designations.  The President shall perform the duties normally performed by a person acting as the president of a business corporation formed under Nebraska law, including, without limitation, the management of the Company’s day-to-day operations, and such other duties as the Board of Directors may from time to time prescribe.

5.15                        Chief Financial Officer.  Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer of the Company shall be the Treasurer of the Company and shall keep accurate financial records for the Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Directors shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Board of Directors, making proper vouchers therefore; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Board of Directors, shall render to the President and the Board of Directors, whenever requested, an account of all such transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Board of Directors or the President from time to time.  The Chief Financial Officer of the Company shall also be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

5.16                        Secretary; Assistant Secretary.  The Secretary shall attend all meetings of the Board of Directors and of the Members and shall maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and of the Members.  The Secretary shall keep the required records of the Company, when so directed by the Board of Directors or other person or person authorized to call such meetings, shall give or cause to be given notice of meetings of the Members and of meetings of the Board of Directors, and shall also perform such other duties and have such other powers as the Chairman or the Board of Directors may prescribe from time to time.  An Assistant Secretary, if any, shall perform the duties of the Secretary during the absence or disability of the Secretary.

5.17                        Vice President.  The Company may have one or more Vice Presidents.  If more than one, the Board of Directors shall designate which is most senior.  The most senior Vice President shall perform the duties of the President in the absence of the President.

5.18                        Delegation.  By written resolution approved by the Board of Directors, the President, Chief Financial Officer, Vice President and Secretary (individually, an “Officer” and, collectively, “Officers”) may delegate in writing some or all of the duties and powers of such Officer’s management position to other Persons.  An Officer who delegates the duties or powers of an office remains subject to the standard of conduct for such Officer with respect to the discharge of all duties and powers so delegated.

5.19                        Execution of Instruments.  All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by (a) the Chairman; (b) when authorized by resolutions(s) of the Board of Directors, the President; or (c) such other person or persons as may be designated from time to time by the Board of Directors.

5.20                        Limitation of Liability; Indemnification of Directors.  To the maximum extent permitted under the Act and other applicable law, no Member, Director or Officer of this Company shall be personally liable for any Debt, obligation or liability of this Company merely by reason of being a Member, Director, Officer or all of the foregoing.  No Director or Officer of this Company shall be personally liable to this Company or its Members for monetary damages for a breach of fiduciary duty by such Director or Officer; provided that this provision shall not eliminate or limit the liability of a Director or Officer for any of the following: (a) for any breach of the duty of loyalty to the Company or its Members; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (c) for a transaction from which the Director or Officer derived an improper personal benefit or a wrongful distribution in violation of the Act.  To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Director or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Director or Officer, in connection with the business of the Company, including reasonable attorneys’ fees incurred by such Director or Officer in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law.  To the maximum extent permitted under the Act and other applicable law, in the event of any action by a Unit Holder against any Director or Officer, including a derivative suit, the Company shall indemnify, save harmless, and pay all costs, liabilities, damages and expenses of such Director or Officer, including reasonable attorneys’ fees incurred in the defense of such action.  Notwithstanding the foregoing provisions, no Director or Officer shall be indemnified by the Company to the extent prohibited or limited (but only to the extent limited) by the Act.  The Company may purchase and maintain insurance on behalf of any Person in such Person’s official capacity against any liability asserted against and incurred by such Person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the Person against the liability.

5.21                        Compensation and Expenses of Directors and Officers.  The Board of Directors shall have the authority to establish reasonable compensation for Directors for services to the Company as Directors, Officers, or otherwise and to reimburse Directors for the reasonable travel and other expenses, if any, incurred by them to attend meetings of the Board of Directors and its committees or otherwise in connection with carrying out their duties as Directors.  In addition, the Directors, by resolution, may approve the salaries and other compensation packages of the Officers of the Company.

5.22                        Loans.  Any Member or Affiliate may, with the consent of the Board of Directors, lend or advance money to the Company.  If any Member or Affiliate shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a Debt due from the Company.  The amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Board of Directors for loans to its most creditworthy commercial borrowers, plus four percent (4%) per annum.  If a Director, or any Affiliate of a Director, is the lending Member, the rate of interest and the terms and conditions of such loan shall be no less favorable to the Company than if the lender had been an independent third party.  None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

SECTION 6.  MEMBERS

6.1                               Members.

(a)                                 The name and address of, and number of Units owned by, each Member shall be set forth in the Member Register that is maintained by the Company at its principal office or by a duly appointed agent of the Company, and which shall be updated from time to time to reflect the admission and withdrawal of Members, the issuance and Transfer of Units or other changes to the information set forth therein.  Updating of the Membership Register shall not be considered amendments to this Agreement for purposes of Section 8.1 hereof.

(b)                                 Persons acquiring Units directly from the Company shall be admitted as Members on the closing date established by the Company for the issuance of Units to such Persons.  Except as otherwise provided herein, Persons who acquire Units by way of Transfer from existing Unit Holders shall only be admitted as a Member of the Company with the prior approval of the Board of Directors.  The admission of any Person as a Member will be effective only after such Person has executed and delivered to the Company a counterpart signature page to this Agreement in a form acceptable to the Board of Directors and such other documents as may be required hereunder.

(c)                                  Unless and until admitted as a Member, a Person acquiring Units will be entitled only to the Membership Economic Interest associated with such Units and will have no other rights of a Member hereunder (including the Membership Voting Rights associated with such Units) or under the Act.

(d)                                 All Members acknowledge that the admission of additional Members may result in dilution of a Member’s Membership Interest.

6.2                               Rights or Powers.  Except as otherwise expressly provided for in this Agreement, the Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.

6.3                               Voting Rights of Members.  The Members shall have voting rights as defined by the Membership Voting Interest of such Member and in accordance with the provisions of this Agreement.  Members do not have a right to cumulate their votes for any matter entitled to a vote of the Members, including election of Directors.

6.4                               Member Meetings.  Meetings of the Members shall be called by the Board of Directors, and shall be held at the principal office of the Company or at such other place as shall be designated by the person calling the meeting.  Members representing an aggregate of not less than five percent (5%) of the Membership Voting Interests may also in writing demand that the Board of Directors call a meeting of the Members.  Regular meetings of the Members shall be held not less than once per Fiscal Year.

6.5                               Conduct of Meetings.  Subject to the discretion of the Board of Directors, the Members entitled to participate in any meeting of the Members may do so by means of telephone conference or similar means of communication by which all persons participating in the meeting can simultaneously hear and speak with each other.

6.6                               Notice of Meetings; Waiver.  Notice of each annual meeting, stating the place, day and hour of the meeting, shall be given to each Member, whether or not such Member is entitled to vote at such annual meeting, in accordance with Section 11.1 hereof at least five (5) days and no more than sixty (60) days before the day on which the meeting is to be held.  Notice of any other meeting, stating the place, day and hour of the meeting, shall be given to each Member entitled to vote at such meeting in accordance with Section 11.1 hereof at least five (5) days and no more than sixty (60) days before the day on which the meeting is to be held.  A Member may waive the notice of meeting required hereunder by written notice of waiver signed by the Member whether given before, during or after the meeting.  Attendance by a Member at a meeting is waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.

6.7                               Quorum and Proxies.  The presence (in person or by proxy or mail ballot) of Members representing an aggregate of at least twenty-five percent (25%) of the Membership Voting Interests entitled to vote at the applicable meeting of the Members is required for the transaction of business at such a meeting.  Voting by proxy or by mail ballot shall be permitted on any matter if authorized by the Board of Directors.

6.8                               Voting; Action by Members.  If a quorum is present, the affirmative vote of a majority of the Membership Voting Interests represented at a meeting of the Members (in person, by proxy, or by mail ballot) and entitled to vote on the matter shall constitute the act of the Members, unless the vote of a greater or lesser proportion or numbers is otherwise required by this Agreement.  Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken and signed by the Members holding a majority of the Membership Voting Interests entitled to vote on the matter.

6.9                               Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of Members, nor more than one hundred twenty (120) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining Members entitled to receive payment of any distribution or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.  Notwithstanding the foregoing, the Board of

Directors may set the record date for purposes of establishing the Members entitled to receive a cash distribution in accordance with the foregoing provision but determine the amount of such cash distribution at a subsequent meeting or action of the Board of Directors, even if such subsequent meeting or action takes place on a date after such record date.

6.10                        Termination of Membership.  The membership of a Member in the Company shall terminate upon the occurrence of events described in the Act, including resignation and withdrawal.  If for any reason the membership of a Member is terminated, the Member whose membership has terminated becomes a non-Member Unit Holder and loses all Membership Voting Interests with respect to such Units.

6.11                        Continuation of the Company.  The Company shall not be dissolved upon the occurrence of any event that is deemed to terminate the continued membership of a Member.

6.12                        No Obligation to Purchase Membership Interest.  No Member whose membership in the Company terminates, nor any transferee of such Member, shall have any right to demand or receive a return of such terminated Member’s Capital Contributions or to require the purchase or redemption of the Member’s Membership Interest.  Neither the Company nor any Member shall have any obligation to purchase or redeem the Units or Membership Interest of any terminated Member or transferee of any such terminated Member.

6.13                        Waiver of Dissenters Rights.  Each Member hereby disclaims, waives and agrees, to the fullest extent permitted by law or the Act, not to assert dissenters’ or similar rights under the Act.

SECTION 7.  ACCOUNTING, BOOKS AND RECORDS

7.1                               Accounting, Books and Records.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP.  The books and records shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.  The Company shall maintain at its principal office all of the following: (a) a current list of the full name and last known business or residence address of each Member and Unit Holder set forth in alphabetical order, together with the Capital Contributions, Capital Account and number of Units of each Member and Unit Holder; (b) the full name and business address of each Director; (c) a copy of the Certificate and any and all amendments thereto; (d) copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years; (e) a copy of this Agreement and any and all amendments thereto; and (f) copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years.  The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.

7.2                               Delivery to Members and Inspection.  Any Member or the designated representative of either such Member shall have reasonable access during normal business hours to the information and documents kept by the Company pursuant to Section 7.1.  The rights granted to a Member pursuant to this Section 7.2 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.  Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Board of Directors shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Section 7.1.  Each Member has the right, upon reasonable request for purposes reasonably related to the interest of the Person as a Member and for proper purposes, to: (a) inspect and copy during normal business hours any of the Company records described in Section 7.1; and (b) obtain from the Board of Directors, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.  Each Unit Holder shall have the right to information regarding the Company only to the extent required by the Act.

7.3                               Annual Financial Statements.  The Company will prepare in accordance with GAAP and make available to each Member, the Company’s annual financial statements not later than one hundred and twenty (120) days after the end of such Fiscal Year, including a balance sheet as of the end of such Fiscal Year and the related statements of operations, Members’ Capital and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet and the statement of operations).

7.4                               Tax Matters.

(a)                                 The Board of Directors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes, including any election under Code Section 754, as the Board of Directors shall determine appropriate and represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders.

(b)                                 The Company will provide each Member with annual income tax information (Schedule K-1 or successor) for each fiscal year as soon as reasonably practical after the end of such fiscal year.

(c)                                  The Board of Directors shall designate a Director or Officer to act as the Company’s “Partnership Representative” for purposes of the Partnership Tax Audit Rules and may remove and replace the individual serving in that capacity from time to time.  The Partnership Representative shall represent the Company (at the Company’s expense) in connection with all examinations of the Company conducted by the Internal Revenue Service or other tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services reasonably incurred in connection therewith.  Each Unit Holder agrees to reasonably cooperate with the Partnership Representative and the Board of Directors with respect to the conduct of such tax proceedings.  In the event of an audit by the Internal Revenue Service, the Partnership Representative shall make on a timely basis, to the extent permissible under applicable law, the election provided by Section 6226(a) of the Partnership Tax Audit Rules to treat a “partnership adjustment” as an adjustment to be taken into account by each Unit Holder in accordance with Section 6226(b) of the Partnership Tax Audit Rules.  If the election under Section 6226(a) of the Partnership Tax Audit Rules is made, the Partnership Representative shall furnish to each Unit Holder for the year under audit a statement reflecting such Unit Holder’s (or former Unit Holder’s) share of the adjusted items as determined in the notice of final partnership adjustment, and each such Unit Holder (or former Unit Holder) shall take such adjustment into account as required under Section 6226(b) of the Partnership Tax Audit Rules and shall be liable for any related tax, interest, penalty, addition to tax, or additional amounts.  In the event of an audit by the Internal Revenue Service, if the Partnership Representative does not make the election provided by Section 6226(a) of the Partnership Tax Audit Rules as noted above, the Partnership Representative shall allocate the burden of any taxes (including, for the avoidance of doubt, any “imputed underpayment” within the meaning of Section 6225 of the Partnership Tax Audit Rules), penalties, interest and related expenses imposed on the Company pursuant to the Partnership Tax Audit Rules among the Unit Holders to whom such amounts are attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Partnership Representative, and each Unit Holder shall promptly reimburse the Company in full for the entire amount the Partnership Representative determines to be attributable to such Unit Holder, provided that the Company will also be allowed to recover any amount due from such Unit Holder pursuant to this sentence from any distribution otherwise payable to such Unit Holder pursuant to this Agreement.  Solely for purposes of determining the current Unit Holder to which any taxes or other amounts are attributable under this provision, references to any Unit Holder in this Section 7.4(b) shall include a reference to each Unit Holder that previously held the Units currently held by such Unit Holder (but only to the extent of such Unit Holder’s interest in such Units).  The Partnership Representative is also authorized to act, and shall follow principles (to the extent available) similar to those set forth in this Section 7.4(b), with respect to any audits by state or local tax authorities and any tax liabilities that result therefrom.

SECTION 8.  AMENDMENTS

8.1                               Amendments.

(a)                                 Amendments to this Agreement may be proposed by (i) the Board of Directors, or (ii) any Member or Members owning an aggregate of not less than ten percent (10%) of the then outstanding Units.

(b)                                 Provided that legal counsel for the Company shall have approved such proposed amendment as to form, the Board of Directors shall submit a verbatim statement of each duly proposed amendment to this Agreement to the Members entitled to vote thereon for approval along with the recommendation of the Board of Directors with respect to the proposed amendment.

(c)                                  Except as provided below, a duly proposed amendment to this Agreement shall be adopted and be effective as an amendment upon approval thereof by a majority of the Membership Voting Interests.  Notwithstanding any provision of this Section 8.1 to the contrary, this Agreement shall not be amended in any manner that would modify the limited liability of a Member, or alter the Membership Economic Interest of a Member, without the consent of each Member adversely affected thereby.

(d)                                 Each duly adopted Amendment to this Agreement will be binding on all Members without the need for any signature or other acknowledgment of such amendment by or on behalf of any Member.

SECTION 9.  TRANSFERS OF UNITS

9.1                               Transfers of Units.

(a)                                 Except for a Transfer of Units to the Company in connection with the redemption of such Units under Section 4.3 hereof, no Unit Holder shall Transfer all or any portion of such Unit Holder’s Units except in compliance with the provisions of this Section 9.  Any purported Transfer of Units that is not permitted under this Section 9 shall be null and void and of no force or effect whatsoever.

(b)                                 A Member or other Unit Holder desiring to Transfer Units (including by way of a Permitted Transfer) must submit an application for the Transfer to the Secretary of the Company in such form as the Board of Directors determines to be appropriate from time to time.  In the case of a Permitted Transfer pursuant to Section 9.2(a) hereof, such application shall be submitted by the transferring Member’s administrator, executor or guardian along with evidence in form and substance satisfactory to counsel to the Company of such administrator’s, executor’s or guardian’s authority.  Except for Permitted Transfers, all Transfers of Units shall require the prior approval of the Board of Directors which it may grant or withhold in its sole discretion for any reason.  Unless otherwise provided in its action to approve a Transfer, such approval of a Transfer shall also operate as the Board of Directors’ approval of the admission of the Transferee as a Member pursuant to Section 6.1(b) hereof.

(c)                                  In the event that a Unit Holder is allowed to pledge or otherwise encumber all or any part of its Units as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the applicable terms and conditions of this Section 9.  In the event such pledgee or secured party exercises such party’s rights with respect to the pledged Units under such pledge or hypothecation agreement, such pledgee or secured party shall hold such Units subject to all applicable terms and conditions of this Agreement, including the provisions of Section 6.3 hereof relating to the admission of a Person as a Member of the Company.

(d)                                 In all cases, including Permitted Transfers, the parties to a Transfer of Units shall pay all reasonable costs and expenses incurred by the Company in connection with the Transfer of Units, including, but not limited to, legal fees and costs.

(e)                                  In all cases, including Permitted Transfers, the transferor and transferee of Units shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably requested by the Board of Directors to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(f)                                   In all cases, including Permitted Transfers, the Company may require any transferor of Units to provide an opinion of counsel reasonably satisfactory to the Company to the effect that such Transfer complies with or is exempt from any registration requirements under applicable federal or state securities laws.

(g)                                  Any Transfer duly approved by the Board of Directors will be recognized and effective as of the first day of the calendar month following the calendar month during which the Board of Directors approves such Transfer.  A Permitted Transfer will be recognized and effective as of the first day of the calendar month following the calendar month during which the application for such Transfer is received by the Company, unless such application is delivered later than the twenty-fifth (25th) day of a calendar month in which case such Permitted Transfer will be recognized and effective as of the first day of the next succeeding calendar month.  Notwithstanding the foregoing, the recognition and effectiveness of a Transfer of Units (including a Permitted Transfer) shall be deferred to the extent determined by the Board of Directors to be necessary to prevent (i) the total number of Unit Holders exceeding 1,999 or the total number of Units Holders who are not Accredited Investors exceeding 499, (ii) the Company being treated as a “publicly traded partnership” within the meaning of Code Section 7704(b) or otherwise jeopardizing the status of the Company as a partnership for income tax purposes, or (iii) the application of the rules of Code Sections 168(g)(1)(B) and 168(h) or similar rules to apply to the Company (each a “Deferral Event”).  If a Transfer of Units is so delayed, the Company will recognize and allow such Transfer on the first practicable date on which such Transfer can be made, in the opinion of Company counsel, without causing a Deferral Event.

(h)                                 No Transfer of any Units will be allowed after a Dissolution Event has occurred.

9.2                               Permitted Transfers.  Subject to the provisions of Section 9.1, the following Transfers (each a “Permitted Transfer”) of all or any portion of such Unit Holder’s Units do not require the prior consent of the Board of Directors:

(a)                                 A Transfer to a Unit Holder’s administrator, executor or guardian by operation of law or judicial decree;

(b)                                 A Transfer made without consideration to a Related Party or an Affiliate of the Unit Holder or to a trust established for the benefit of any Related Party of the Unit Holder; or

(c)                                  A Transfer to any existing Member.

9.3                               Prohibited Transfers.  In the case of a Transfer or attempted Transfer of Units that is not permitted under this Section 9, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that the Company or any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.  The Company shall have the right to retain distributions otherwise payable with respect to any Units which are Transferred, or attempted to be Transferred, without compliance under this Section 9 in order to recover any such damages incurred by it or any Member.

9.4                               No Dissolution or Termination.  The Transfer of Units pursuant to the terms of this Section 9 shall not dissolve or terminate the Company.  No Member shall have the right to have the Company dissolved or to have such Member’s Capital Contribution returned except as provided in this Agreement.

9.5                               Distributions and Allocations in Respect of Transferred Units.  If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Section 9, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board of Directors.  All distributions payable in connection with any Transferred Units shall be made to the holder of the Transferred Units on the record date of such distribution (as determined in accordance with Section 6.9) such that any distribution with a record date on or before the date of such Transfer shall be made to the transferor, and any distribution with a record date thereafter shall be made to the transferee.  Neither the Company nor any Director shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.5, whether or not the Board of Directors or the Company has knowledge of any Transfer of ownership of any Units.

SECTION 10.  DISSOLUTION AND WINDING UP

10.1                        Dissolution.  The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”): (a) the affirmative vote of the Members holding at least seventy-five percent (75%) of the then outstanding Membership Voting Interests to dissolve, wind up, and liquidate the Company; or (b) the entry of a decree of judicial dissolution pursuant to the Act.  The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

10.2                        Winding Up.  Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided, however, that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 10.2 and the Certificate have been canceled pursuant to the Act.  The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company.  The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 10.8 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order: (a) first, to creditors (including Members and Directors who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and (b) second, except as provided in this Agreement, to Members in satisfaction of liabilities for distributions pursuant to the Act; and (c) third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (t) of the definition of Gross Asset Value after giving effect to all contributions, distributions and allocations for all periods.  The Liquidator may establish a reasonable reserve for Company liabilities (contingent or otherwise) and withhold the amount in such reserve from distribution to the Members.

10.3                        Compliance with Certain Requirements of Regulations; Deficit Capital Accounts.  In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 10 to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).  If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

10.4                        Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Section 10, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.

10.5                        Rights of Unit Holders.  Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company.  If the assets of the Company remaining after payment or discharge of the Debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Directors.

10.6                        Allocations During Period of Liquidation.  During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 10.2 hereof (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

10.7                        Character of Liquidating Distributions.  All payments made in liquidation of the interest of a Unit Holder in the Company shall be made in exchange for the interest of such Unit Holder in Property pursuant to Code sSection 736(b)(1), including the interest of such Unit Holder in Company goodwill.

10.8                        The Liquidator.  The “Liquidator” shall mean a Person appointed by the Board of Directors to oversee the liquidation of the Company.  Upon the consent of a majority of the Membership Voting Interests, the Liquidator may be a Director or the entire Board of Directors.  The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 10 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.  The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, Directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, Directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, Director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

10.9                        Forms of Liquidating Distributions.  For purposes of making distributions required by Section 10.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

SECTION 11.  MISCELLANEOUS

11.1                        Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (a) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) when the same is actually received, if sent by regular or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and the Board of Directors: (i) if to the Company, to the address determined pursuant to Section 1.4 hereof; (ii) if to the Board of Directors, to the address on record with the Company; and (iii) if to a Member, either to the address on record with the Company or to such other address that has been provided in writing to the Company.

11.2                        Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

11.3                        Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

11.4                        Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

11.5                        Severability.  Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.  The preceding sentence of this Section 11.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

11.6                        Incorporation By Reference.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

11.7                        Variation of Terms.  All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

11.8                        Governing Law.  The laws of the State of Nebraska shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder, without giving effect to any conflict of law provisions that would result in the application of the laws of any other jurisdiction.

11.9                        Waiver of Jury Trial.  Each of the Members irrevocably waives, to the extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

11.10                 Counterpart Execution; Electronic Delivery.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  Facsimile and PDF copies of signatures to this Agreement (including copies received as attachments to electronic mail) shall be deemed to be originals and may be relied upon with the same force and effect as originals.

11.11                 Specific Performance.  Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event.  Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching

Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Company and each of the Members have executed and entered into this Operating Agreement of Siouxland Renewable Holdings, LLC as of the date first set forth above.

The Company:

SIOUXLAND RENEWABLE HOLDINGS, LLC

By:
Name:	Nicholas Bowdish
Title:	President and Chief Executive Officer

The Members:

SIOUXLAND ETHANOL, LLC

By:
Name:	Nicholas Bowdish
Title:	President and Chief Executive Officer

[Additional Member Signature Pages are attached]